EXHIBIT 5.1


                                                February 28, 2000


Hotel Reservations Network, Inc.
8140 Walnut Hill Lane
Dallas, Texas 75231


                        Hotel Reservations Network, Inc.
        Registration Statement on Form S-8 (the "Registration Statement")

Ladies and Gentlemen:

          In connection with the above-captioned Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") and the rules and regulations under the Act (the "Rules"), we have been requested by Hotel Reservations Network, Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the legality of up to 5,500,000 shares of the Company's class A common stock, par value $0.01 per share (the "Class A Shares"), registered for sale under the Registration Statement. Of these shares, 5,400,000 are reserved for issuance under the Company's 2000 Stock Plan, and 100,000 are reserved under the Company's Directors' Stock Option Plan.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"): (i) the Registration Statement, (ii) the Registration Statement on Form S-1 (Registration No. 333-90601) and the
Section 424(b)

Prospectus filed in connection with it, (iii) the forms of the Company's Restated Certificate of Incorporation and Restated Bylaws, (iv) drafts of the Company's 2000 Stock Plan and the Company's Directors' Stock Option Plan and (v) records of certain of the Company's corporate proceedings. In addition, we have made those other examinations of law and fact as we deemed relevant and necessary in order to form a basis for our opinions.

          In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the Documents against each party to them, the legal capacity of all individuals who have executed any of the Documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all the latter documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

          Based on the above, and subject to the stated assumptions, we are of the opinion that upon the filing and effectiveness of the Company's Restated Certificate of Incorporation, the Class A Shares (i) have been duly authorized for issuance and (ii) when issued and delivered and paid for in accordance with the Documents, will be validly issued, fully paid and non-assessable.

          Our opinion expressed above is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under them, which are currently in effect.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus to be distributed to participating employees as required by Rule 428(b)(1) under the Act. In giving this consent, we do not agree or admit that we come within the category of persons whose consent is required by the Act or the Rules.


                                    Very truly yours,

                                    /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON